Exhibit 3.1

CERTIFICATE OF FORMATION

OF

SCP HC BDC LLC

A DELAWARE LIMITED LIABILITY COMPANY

This Certificate of Formation of SCP HC BDC LLC is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

FIRST. The name of the limited liability company formed hereby is SCP HC BDC LLC.

SECOND. The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the 7th day of July, 2020.

/s/ Michael S. Gross
Michael S. Gross
Authorized Person

/s/ Bruce Spohler
Bruce Spohler
Authorized Person